Exhibit (d)(32)

Column A - Agreements and Contracts

Clearwater Investment Trust

AMENDMENT NO. 3 TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 to the Subadvisory Agreement by and between Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and AQR Capital Management, LLC (the “Subadvisor”), is made effective as of the 7th day of December 2018.

Whereas, the Trust, the Manager and the Subadvisor previously entered into a Subadvisory Agreement dated as of February 3, 2015, as amended (the “Agreement”); and

Whereas, the parties now desire to restate Exhibit A to the Agreement in its entirety with a retroactive effective date for such Exhibit A of October 1, 2018.

Now therefore, in consideration of the above premises, the parties agree that:

1.     Exhibit A of the Agreement is hereby restated in its entirety as follows:

Exhibit A

FEE SCHEDULE

EFFECTIVE OCTOBER 1, 2018

Name of Fund	Subadvisor Fee

Clearwater Core Equity Fund	0.25% on Allocated Assets up to $100 million
0.23% on the next $100 million in Allocated Assets
0.21% on the next $100 million in Allocated Assets
0.20% on the remainder of Allocated Assets

Column A - Agreements and Contracts

 (signature page follows)

In Witness Whereof, the parties hereto have caused this Amendment No. 3 to the Agreement to be executed by their officers designated below as of the day and year first written above.

Clearwater Management Co., Inc.	AQR Capital Management, LLC

By: /s/ William L. Driscoll	By: /s/ Nicole DonVito

Name: William L. Driscoll	Name: Nicole DonVito
Title: Chairman	Title: Senior Counsel & Head of Registered Products
AQR Capital Management, LLC

Clearwater Investment Trust

By: /s/ Justin H. Weyerhaeuser

Name: Justin H. Weyerhaeuse
Title: President

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